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                                                                   EXHIBIT 3.1

                                    DELAWARE

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  CYSIVE, INC.

ARTICLE 1.  NAME

            The name of this Corporation is Cysive, Inc.

ARTICLE 2.  REGISTERED OFFICE AND AGENT

            The registered office of the Corporation shall be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, in the State of Delaware. The registered agent for the Corporation at such address shall be The Corporation Trust Company.

ARTICLE 3.  PURPOSE AND POWERS

            The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DELAWARE GENERAL CORPORATION LAW"). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE 4.  CAPITAL STOCK

            4.1.        AUTHORIZED SHARES

            The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 85,000,000, of which 75,000,000 of such shares shall be Common Stock having a par value of $0.01 per share ("COMMON STOCK"), and 10,000,000 of such shares shall be Preferred Stock, having a par value of $0.01 per share ("PREFERRED STOCK").

            4.2.        COMMON STOCK

                        4.2.1.      RELATIVE RIGHTS

            The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the certificate of designations filed to establish the respective series of Preferred Stock. Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.


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                        4.2.2.      DIVIDENDS

            Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation (the "BOARD").

                        4.2.3.      DISSOLUTION, LIQUIDATION, WINDING UP

            In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

                        4.2.4.      VOTING RIGHTS

            Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

            4.3.        PREFERRED STOCK

            The Board is authorized, subject to limitations prescribed by the Delaware General Corporation Law and the provisions of this Certificate of Incorporation, to provide, by resolution or resolutions from time to time and by filing a certificate of designations pursuant to the Delaware General Corporation Law, for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and to fix the qualifications, limitations or restrictions thereof.



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ARTICLE 5.  INCORPORATOR


            5.1.        INCORPORATOR

            The name and mailing address of the incorporator (the
"INCORPORATOR") is Joseph M. Boyle, Esq., c/o Hogan & Hartson, LLP, 555 13th Street, NW, Washington, DC 20004. The powers and responsibilities of the Incorporator shall terminate upon the filing of this Certificate of Incorporation.

ARTICLE 6.  BOARD OF DIRECTORS

            6.1.        NUMBER; ELECTION

            The number of directors of the Corporation shall not be fewer than three nor more than 15, and shall be fixed from time to time by the affirmative vote of a majority of the total number of directors which the Corporation would have, prior to any increase or decrease, if there were no vacancies. The directorships (i.e., the particular seats on the Board) shall be classified into three classes as nearly equal in number as possible.

                        The following persons, having the following mailing address, comprise all of the members of the Board as of the date hereof, each holding office until the annual meeting indicated opposite his respective name and until his respective successor is appointed and qualified or until his earlier resignation or removal:

                                                              TERM AS
                                                             DIRECTOR
                         NAME                                 EXPIRES                MAILING ADDRESS
                         ----                                 -------                ---------------
Nelson A. Carbonell, Jr.                                       2000          Cysive, Inc.
                                                                             11480 Sunset Hills Road, Suite 200E
                                                                             Reston, VA  20190

John R. Lund                                                   2001          Cysive, Inc.
                                                                             11480 Sunset Hills Road, Suite 200E
                                                                             Reston, VA  20190

Jon S. Korin                                                   2001          Cysive, Inc.
                                                                             11480 Sunset Hills Road, Suite 200E
                                                                             Reston, VA  20190

John M. Sabin                                                  2002          Cysive, Inc.
                                                                             11480 Sunset Hills Road, Suite 200E
                                                                             Reston, VA  20190

Eric J. Magleby                                                2002          Cysive, Inc.
                                                                             11480 Sunset Hills Road, Suite 200E
                                                                             Reston, VA  20190

            With respect to newly created or eliminated directorships resulting from an increase or decrease, respectively, in the number of directors, the Board shall determine and designate to which class of directorships each director belongs. The term of any director appointed or elected at an annual meeting of stockholders shall expire at the



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annual meeting of stockholders held in the third year following the year of the director's election or appointment. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot.

            6.2.        MANAGEMENT OF BUSINESS AND AFFAIRS OF THE CORPORATION

            The business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided in this Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board.

            6.3.        LIMITATION OF LIABILITY

            No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the Delaware General Corporation Law or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 6.2 shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

ARTICLE 7.  COMPROMISE OR ARRANGEMENTS

            Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said


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application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE 8.  AMENDMENT OF BYLAWS

            In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation by majority vote is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation. The bylaws of the Corporation may be adopted, amended or repealed by the stockholders of the Corporation only upon the affirmative vote of at least a majority of the entire voting power of all the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE 9.  RESERVATION OF RIGHT TO AMEND CERTIFICATE OF
            INCORPORATION

            The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 9.

            The approval of the holders of at least two-thirds of the shares entitled to vote thereon and the approval of a majority of the entire board of directors are required for the alteration, amendment or repeal of sections of this Certificate of Incorporation relating to the election and classification of the board of directors, limitation of director liability, indemnification and the vote requirement for such amendments to this Amended and Restated Certificate of Incorporation.

                                    * * * * *



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            IN WITNESS WHEREOF, the undersigned, being the Incorporator of the
Corporation, hereby certifies that the facts hereinabove stated are truly set forth, and accordingly executes this Certificate of Incorporation this 20th day of September 1999.







                                   /s/ JOSEPH M. BOYLE
                                 ---------------------------------
                                 Joseph M. Boyle
                                 Incorporator





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